Exhibit 99.2

One Penn Plaza, Suite 2832

New York, NY 10119

www.presidio.com

Presidio Announces Initiation of Quarterly Cash

Dividend and Negotiated Share Repurchase

New York, NY – September 6, 2018 – Presidio, Inc. (NASDAQ:PSDO) (“Presidio” or the “Company”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for middle-market customers, today announced that its board of directors has authorized two initiatives to capitalize on the Company’s strong growth and free cash flow profile: the initiation of a quarterly cash dividend program and authorization of a share repurchase.

Under the quarterly cash dividend program, Presidio will pay a quarterly cash dividend of $0.04 per share ($0.16 per share on an annualized basis) to shareholders. The first dividend will be paid on October 5, 2018, to shareholders of record on the close of business on September 26, 2018. The declaration and payment of future dividends will be subject to the discretion and approval of the Company’s board of directors and will be dependent upon, among other things, the Company’s financial position, results of operations and cash flow.

Presidio’s board of directors has also approved an opportunistic repurchase of 10,750,000 of the Company’s shares from funds managed by affiliates of Apollo Global Management, LLC (“Apollo”) (NYSE: APO) for approximately $160 million, including fees and transaction costs. Subject to the satisfaction of the conditions set forth in the stock repurchase agreement dated September 6, 2018 between the Company and an affiliate of investment funds affiliated with Apollo, the repurchase will be effectuated at a price of $14.75 per share, representing a 4.3% discount to the 15-day volume weighted average trading price of the Company’s shares of $15.41 per share through September 5, 2018 and representing a 5.2% discount to the closing price of the Company’s shares of $15.56 per share on September 5, 2018. The repurchase is expected to deliver 7% EPS accretion to shareholders on an annualized basis, and reduces the amount of Presidio stock held by funds affiliated with Apollo by 18.6%. The Company intends to finance the share repurchase through the incurrence of new incremental term loans under its existing credit agreement. At June 30, 2018, on a pro forma basis, after giving effect to such new term loans used to finance the share repurchase, total net debt was $809.6 million, representing 3.6X total net leverage. The share repurchase is expected to close on September 13, 2018, subject to the satisfaction or waiver of certain conditions.

Bob Cagnazzi, Chairman and CEO of Presidio, commented, “The decision by the board to initiate a quarterly cash dividend program and authorize a share repurchase represents a significant milestone for Presidio. It underscores our strong and growing free cash flow generation, and reflects our confidence in the Company’s long-term financial outlook. It also reaffirms our commitment to driving shareholder value and is complemented by continued reinvestment in our business and an opportunistic acquisition strategy.”

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for middle-market customers. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2018, we serve approximately 8,000 middle-market, large, and government organizations across a diverse range of industries. More than 2,900 Presidio professionals, including more than 1,600 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is controlled by funds affiliated with Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations

866-232-3762

investors@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which the Company’s businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties relating to the proposed share repurchase transaction and the timing of the closing of the proposed share repurchase transaction, risks and uncertainties related to the ability to realize the anticipated benefits of the share repurchase transaction, risks and uncertainties related to the ability to obtain the necessary debt financing for the proposed share repurchase transaction, risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in the Company’s relationship with its vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry and risks relating to acquisitions or regulatory changes. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect the Company’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of the Company’s management as of the date of this press release. We do not undertake to update these forward-looking statements.

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